EXHIBIT 10.5
EMPLOYMENT AGREEMENT

This Agreement is made as of the 7th day of September 2005 (the “Effective Date”), by and between WMS GAMING INC., a Delaware corporation, with offices at 800 S. Northpoint Boulevard, Waukegan, Illinois 60085 (hereinafter called the "Corporation") and Larry J. Pacey, an individual residing at 3002 Rennes Court, Northbrook, Illinois 60062 (hereinafter called "Employee").

WITNESSETH:

WHEREAS, Employee and the Corporation are parties to that certain Employment Agreement dated as of July 22, 2004 (the “Original Agreement”);

WHEREAS, Employee and the Corporation desire to amend and restate the Original Agreement in its entirety as hereinafter set forth; and

WHEREAS, the Corporation desires to employ Employee and Employee is willing to accept such employment on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment by Corporation.   The Corporation hereby agrees to employ Employee to perform such duties on behalf of the Corporation and its affiliates as the Chief Executive Officer or the Board of Directors of the Corporation ("Management"), may from time to time determine, including without limitation, duties with respect to the design and development of gaming devices (“Games”) to be manufactured and sold or leased by the Corporation or by one or more of the other corporations under common control with the Corporation (“Affiliates”).  Employee’s title shall be Senior Vice President – Product Development, reporting to the Executive Vice President and Chief Operating Officer, which title and reporting may change at any time in the sole discretion of Management.

2. Employee's Acceptance of Employment.  Employee hereby accepts such employment and agrees that throughout the period of his employment hereunder he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and its Affiliates, he will perform the duties assigned to him pursuant to Paragraph 1 hereof, subject, at all times, to the direction and control of Management and he will do such reasonable traveling as may be required of him in the performance thereof.

Employee shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During the period of his employment by the Corporation, Employee agrees to be bound by the Corporation's Code of Conduct and any amendments adopted thereto, a copy of which Employee hereby acknowledges he has received and read, and Employee agrees that he shall not, without the prior written approval of Management, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Corporation or other corporations under common control with the Corporation (its “Affiliates”) and such enterprises previously disclosed to the Corporation in writing.

3. Term. Employee shall be employed for a term ("Term") of two (2) years commencing on the date hereof. The term shall renew automatically for additional two-year terms at the end of each two-year period thereafter, unless Employee's employment is terminated voluntarily by Employee or by the Corporation for cause in accordance with Paragraph 6 hereof, in which case the Term shall terminate immediately. If Employee's employment is terminated by the Corporation other than by reason of cause, Employee shall be entitled to receive as liquidated damages in consideration of a complete release of any claims against the Corporation and additional undertakings hereunder, including but not limited to those set forth in Paragraph 7 hereof, a severance payment equal to the annual base salary compensation to which Employee would otherwise be entitled during a twenty-four (24) month period, which amounts will be paid in regular payroll intervals. Each year of the Term is hereafter referred to as an "Employment Year."

4.             Compensation/Benefits.

4.1           The Corporation will pay to Employee as compensation for his services hereunder an annual base salary of Three Hundred Sixty Thousand Dollars ($360,000).   Such salary may be adjusted annually based upon annual performance evaluations and is to be payable in equal installments no less frequently than semimonthly.

4.2           Employee shall be entitled to receive an annual discretionary bonus in an amount of up to seventy-five percent (75%) of Employee's then current base salary, payable pro rata during the first fiscal year from the effective date of this Agreement.  Such bonus shall be within the sole discretion of Management and will be based upon the extent to which the Corporation and Employee achieve corporate and personal performance criteria and objectives established by Management of the Corporation for such fiscal year; provided, however, that for any fiscal year in which the Corporation is profitable, Employee shall receive an annual bonus in an amount of not less than Thirty-seven and one half percent (37.5%) of Employee’s then current base salary.   Employee may also participate, in the sole discretion of Management, in such other profit sharing, incentive or other bonus arrangements that may be in effect from time to time.

4.3 Employee shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any bonus, pension, retirement, disability, hospitalization, insurance, medical service, or other employee benefit plan which is generally available to executive employees of the Corporation and which may be in effect from time to time during the period of his employment hereunder, including the Exec-U-Care insurance program.  The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan.

4.4 Employee shall be entitled to twenty-seven (27) days paid-time off ("PTO days") during each Employment Year. Any such PTO days are to be taken in accordance with the policies set forth in the Company's Employee Handbook ("Handbook") and any amendments adopted thereto, a copy of which Employee hereby acknowledges he has received and read. Notwithstanding the provisions set forth in the Handbook, Employee shall be eligible to bank up to ten (10) PTO days per year or sell back up to Five (5) PTO days and bank additional PTO days up to an aggregate of Ten (10) days, inclusive of the PTO days sold back to the Corporation per year.

5. Business Expenses.  The Corporation shall reimburse Employee for all authorized expenses reasonably incurred by him in accordance with the Corporation's "Travel and Entertainment Policy and Procedure" and any amendment thereof that the Corporation may adopt during his employment.

6. Termination.  In addition to all other rights and remedies which the parties may have under applicable law, Employee and the Corporation hereby agree: that the Corporation may terminate this Agreement and the services of Employee, effective upon the occurrence of any of the following events, any one of which shall be considered cause for termination:  (i) a material failure by Employee to perform his obligations under this Agreement in a satisfactory manner; (ii) the death of Employee or his disability due to physical or mental illness for a period of three (3) consecutive months; (iii) Employee fails to follow the Corporation's "Code of Conduct," and any amendment thereof that the Corporation may adopt during his employment; or (iv) in the event that Employee shall act, whether with respect to his employment or otherwise, in a manner which is in violation of the criminal laws of the United States or any State or subdivision thereof (excluding minor violations) or which is reasonably likely to result in the loss of a gaming license held by the Corporation or by any Affiliate or in such entity's inability to become so licensed.

7. Non-Competition.  In consideration of the Corporation's entering into this Agreement:

7.1           Employee agrees that during the Term hereof and, (i) in the event Employee voluntarily terminates his employment or the Corporation terminates Employee's employment for cause, prior to the expiration of two (2) years following such termination of Employee's employment, or (ii) in the event Employee is terminated for reasons other than for cause, then for such period (not to exceed two (2) years) as the Corporation continues to pay Employee's an amount equal to his annual base salary pursuant to Paragraph 3 he will not directly or indirectly own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in the design, manufacture and/or sale of any gaming devices or any business entity which is engaged in any other business in which the Corporation or any of its Affiliates is engaged within any country in the world where Employer does business. Nothing herein contained shall be deemed to prohibit Employee from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Employee's holdings therein represent less than five percent (5%) of the total number of shares or principal amount of other securities of such company outstanding.  Employee acknowledges that the Corporation's business is international in scope, and that this limitation upon Employee will not interfere with Employee's ability to gain future employment.

7.2           Employee agrees that Employee will not, during the Term hereof or prior to the expiration of two (2) years following the termination of the Employee's employment for any reason, without the written consent of the Corporation, directly or indirectly, by action alone or in concert with others, induce or influence, or seek to induce or influence any person who is engaged by the Corporation or any of its Affiliates as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Employee, directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation.

7.3           Employee acknowledges that the provisions of this Paragraph 7 are reasonable in scope and duration and are necessary for the protection of the Corporation. In the event that any provision of this Paragraph 7, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

7.4           Employee agrees that the restrictions of this Paragraph 7 shall be assignable by Employer, whether by operation of law or otherwise, to any successor in interest to either the game development operations or substantially all of the assets or operations the Corporation.  Employee acknowledges and agrees that Ten percent (10%) of Employee’s annual base salary shall be paid for and in consideration of Employer’s right to assign Employee’s agreement not to compete under this Paragraph 7.

8.           Confidentiality Agreement.

           8.1           As used herein, the term "Confidential Information" shall mean the terms of this Employment Agreement and any and all information of the Corporation and of its Affiliates (for purposes of Paragraphs 8, 9, 10 and 11 of this Agreement, the Corporation's Affiliates shall be deemed included within the meaning of "Corporation"), including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Corporation's finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation's products and services; (iii) the terms, conditions and current status of the Corporation's agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation's actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, shareholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his representation of the Corporation; (vii) any other information and knowledge with respect to all gaming developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Employee's employment have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

8.2           Employee acknowledges and agrees that the Corporation is engaged in the highly competitive gaming device business and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information.   The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers.    If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage.  Accordingly, Employee acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Employee:

(i) the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

(ii) Employee shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity;

(iii) unless the Corporation gives Employee prior express written permission, during his employment and thereafter, Employee shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Employee may obtain, learn about, develop or be entrusted with as a result of Employee's employment by the Corporation; and (iv) except in the ordinary course of the Corporation's business, Employee shall not seek or accept any Confidential Information from any former, present or future employee of the Corporation.

8.3           Employee also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Employee has committed to memory, is supplied or made available by the Corporation to the Employee solely to assist his in performing his services under this Agreement. Employee further agrees that after his employment with the Corporation is terminated for any reason:

(i) Employee shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

(ii) Employee shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

9.           Invention Disclosure. Employee agrees to disclose to the Corporation promptly and fully all ideas, inventions, discoveries, developments or improvements ("Inventions") that may be made or conceived by his and all "Intellectual Material" (as defined below) that may be created or developed by his (whether such Inventions or "Intellectual Material" are developed solely by him or jointly with others) either during his employment by the Corporation or during a period of one (1) year after the termination of his employment with the Corporation which either (i) in any way is connected with or related to the actual or contemplated business, work, research or undertakings of the Corporation or (ii) results from or is suggested by any task, project or work that he may do for, in connection with, or on behalf of the Corporation. Employee agrees that such Inventions and "Intellectual Material" shall become the sole and exclusive property of the Corporation and Employee hereby assigns to the Corporation all of his rights to any such Inventions and "Intellectual Material." As used herein. "Intellectual Material" shall include, but shall not be limited to, ideas, titles, themes, production ideas, methods of presentation, artistic renderings, sketches, plots, music, lyrics, dialogue, phrases, slogans, catch words, characters, names and similar literary, dramatic and musical material, trade names, trademarks and service marks and all copyrightable expressions in audio visual works, computer software, electronic circuitry and all mask works for integrated circuits.  With respect to Inventions and Intellectual Material, Employee shall during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation the entire right, title and interest in and to the same, (b) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation's right therein and thereto.  If any such assistance is required following the termination of Employee's employment with the Corporation, the Corporation shall reimburse Employee for his lost wages or salary and the reasonable expenses incurred by him in rendering such assistance.  Anything contained in this paragraph to the contrary notwithstanding, this paragraph does not apply to an Invention or Intellectual Material for which no equipment, supplies, facilities, or trade secret information of the Corporation was used and which was developed entirely on the Employee's own time, unless the Invention or Intellectual Material relates: (i) to the business of the Corporation, (ii) to the Corporation's actual or demonstrably anticipated research or development, or (iii) the Invention or Intellectual Material results from any work performed by the Employee for the Corporation.

10.           Nondisparagement.  Employee agrees that he will not disparage or make any statements or disclosures injurious to, or which may reasonably be taken to be injurious or prejudicial or in any way detrimental to, the Corporation or its Affiliates.  In the event that Employee breaches this Paragraph 10 while receiving severance payments pursuant to Paragraph 3, Corporation shall have the right, without waiving any other remedies in law or equity, to cease any further payments pursuant to Paragraph 3.  Notwithstanding such cessation of payments, all of Employees obligations hereunder shall be continuing and enforceable.

11.           Remedies.  Employee acknowledges and agrees that the business of the Corporation is highly competitive and that the provisions of Paragraphs 7, 8, 9 and 10 are reasonable and necessary for the protection of the Corporation and its Affiliates and that any violation of such covenants would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award.  Accordingly, the Employee agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Corporation against Employee for any actual or threatened violation of any of said covenants and if the Corporation prevails in such litigation, then, Employee shall be liable to the Corporation for, and shall pay to the Corporation, all costs and expenses of any kind, including reasonable attorneys' fees, which the Corporation may incur in connection with such proceedings.

12.           Change of Control.

12.1           If at any time during the term of this Agreement, (a) individuals who presently constitute the Board of Directors of WMS Industries Inc. or the then ultimate parent corporation of the Corporation (the “Parent Corporation”), or who have been recommended for election to such Board by two-thirds of such Board consisting of individuals who are either presently on such Board or such recommended successors, cease for any reason to constitute at least a majority of such Board or (b) both of the following occur (i) any person or entity or group of affiliated persons or entities who are not owners of at least 15% of the outstanding shares of voting securities of the Parent Corporation on the Effective Date acquire more than 25% of the outstanding shares of voting securities of the Parent Corporation and (ii) within 180 days of such acquisition of 25% of the outstanding shares of voting securities the Corporation terminates Employee’s employment for any reason other than for cause, death or disability (the events in clause (a) or (b) being hereafter referred to as a “Change of Control”) and, in the case of clause (a), Employee gives written notice to the Corporation within 60 days after such Change of Control of his election to terminate his employment hereunder, the Corporation shall pay to Employee, as severance pay and in lieu of any other rights or remedies which might otherwise be available to him under this Agreement, an amount equal to the annual base salary compensation to which Employee would otherwise be entitled during a twenty-four (24) month period, which amount will be paid in regular payroll intervals.

12.3           In the event of a Change of Control of the Parent Corporation, or if any person or entity or group of affiliated persons or entities who are not the owners of at least 15% of the outstanding shares of voting securities of the Parent Corporation on the date hereof acquires more than 25% of the outstanding shares of the Parent Corporation’s voting securities (each such event being an “Accelerated Vesting Event”), all unexpired stock options and stock equity grants owned by Employee on the date of the Accelerated Vesting Event shall, if unvested, vest fully on the date of the Accelerated Vesting Event notwithstanding any vesting provisions of such options or equity grants.  All options and stock equity grants hereafter granted to Employee by the Parent Corporation shall provide for substantially similar accelerated vesting.

13.           Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and no amendment or modification hereof shall be valid or binding unless made in writing and signed by both parties hereto.

14.           Notices. Any notice, required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

if to the Corporation at:

its address set forth above,
Attention: Brian R. Gamache, President

and, if to Employee, at his address set forth above.

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given as provided herein. The date of the giving of any notice hereunder shall be the date delivered or if sent by mail, shall be the date of the posting of the mail.

15.           Non-Assignability. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Employee. This Agreement shall be binding upon Employee and inure to the benefit of his heirs, executors and administrators and be binding upon the Corporation and inure to the benefit of its successors and assigns.

       16.           Choice of Law And Forum.  This Agreement shall be governed, interpreted and construed under the laws of the State of Illinois without regard to its conflict of law principles. The parties agree that any dispute or litigation arising in whole or in part hereunder shall, at the option of the Corporation, be litigated in any state or Federal court of competent subject matter jurisdiction sitting in Cook County, Illinois, to the jurisdiction of which and venue in which Employee irrevocably consents.

      17.           Waiver.  No course of dealing nor any delay on the part of any party in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

        18.           Severability.  If any provision of this Agreement including any paragraph, sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of such paragraph, sentence, clause or part thereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

19.           Survival at Termination.   The termination of Employee's employment hereunder shall not affect his obligations to the Corporation hereunder which by the nature thereof are intended to survive any such termination including, without limitation, Employee's obligations under Paragraphs 7, 8 9 and 10.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above set forth.

WMS GAMING INC.

By: /s/ Brian R. Gamache
Brian R. Gamache
President

EMPLOYEE:

By: /s/ Larry J. Pacey
Larry J. Pacey